EXHIBIT 99.1

January 29, 2026

Pharma-Bio Serv Announces Full Year Results and Special Dividend

DORADO, PUERTO RICO / ACCESS Newswire / January 29, 2026 / Pharma-Bio Serv, Inc. ("Pharma-Bio Serv" or the "Company") (OTCQB:PBSV), a regulatory affairs, quality, compliance, project management and technology transfer support consulting firm that provides services to the pharmaceutical, biotechnology, medical device, cosmetic, food and allied products industries, today announced that revenues for the year ended October 31, 2025 were approximately $9.0 million, a decrease of approximately $0.5 million when compared to last year. Additionally, a net loss for the year ended October 31, 2025 was reported of approximately $0.1 million, an improvement of approximately $0.7 million when compared to last year.

Also, Pharma-Bio Serv today announced the Board of Directors approved a Special Dividend of $0.075 per share for shareholders.  The Special Dividend will be payable on or about March 20, 2026 to shareholders of record at the close of business on February 27, 2026.

“Throughout 2025, we remained focused on strengthening the fundamentals of the business by continuing to rationalize our portfolio of services and clients, as well as aligning our organizational structure with our strategic priorities. These actions were intended to reinforce operational discipline and position the Company for more consistent performance. Entering the new fiscal year, we believe we are better aligned with markets where our capabilities are most differentiated, including selective opportunities in Latin America and high-value segments in Europe. We believe that the initiatives undertaken during the past year, combined with a more streamlined cost structure, will support a favorable shift in our trajectory during 2026,” said Mr. Sanchez, Chief Executive Officer.

About Pharma-Bio Serv, Inc.

Pharma-Bio Serv services the Puerto Rico, United States, Europe and Latin America markets. Pharma-Bio Serv's core business is FDA and international agencies regulatory compliance consulting related services. The Company's global team includes leading engineering and life science professionals, quality assurance managers and directors.

Forward-Looking Statements

This news release contains "forward-looking statements" within the meaning of the U.S. federal securities laws, which statements may include information regarding the plans, intentions, expectations, future financial performance, or future operating performance of Pharma-Bio Serv. Forward-looking statements are based on the expectations, estimates, or projections of management as of the date of this earnings announcement. Although Pharma-Bio Serv's management believes these expectations, estimates, or projections to be reasonable as of the date of this earnings announcement, forward-looking statements are inherently subject to significant business risks, economic uncertainties, competitive uncertainties, and other factors, which could cause its actual results or performance to differ materially from what may be expressed or implied in the forward-looking statements. Important factors that could cause Pharma-Bio Serv's actual results or performance to differ materially from the forward-looking statements include those set forth in the "Risk Factors" section of Pharma-Bio Serv's most recent Annual Report on Form 10-K, and in its other filings with the Securities and Exchange Commission, which filings are available on www.sec.gov. Pharma-Bio Serv disclaims any intention or obligation to update or revise any forward-looking statements to reflect subsequent events and circumstances, except to the extent required by applicable law.

Company Contact:

Pedro J. Lasanta

Chief Financial Officer

787 278 2709

SOURCE: Pharma-Bio Serv, Inc.